Exhibit 99

MEREDITH CORPORATION
THIRD QUARTER FISCAL 2007 INVESTOR CONFERENCE CALL

STEVE LACY

Good morning and welcome everyone. I'm Steve Lacy, Meredith President and CEO. Before we begin our presentation, let me take care of a few housekeeping items.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, such as Core Earnings, EBITDA, and Free Cash Flow, which in conjunction with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP results to GAAP measures have been posted to our web site.

Please note that we intend to file our 10-Q for the quarter today.

A transcript of this call will also be posted to our corporate web site.

Participating with me on our call today are Chief Financial Officer Suku Radia, Publishing Group President Jack Griffin and Broadcasting Group President Paul Karpowicz.

I'll start with an overview of our performance in the third quarter and first nine months of fiscal 2007, followed by an update on our business groups. I'll close by providing our current financial outlook. Then we will be happy to respond to your questions.

We are pleased to announce another strong quarter. Earnings per share increased 15 percent to $0.92, and net earnings increased to $45 million. Core earnings per share for the third quarter grew 10 percent to $0.88. Core earnings exclude one-time items, which were previously described in our press release issued on March 27, 2007. In our press release issued this morning, Table 1 contains a reconciliation of core earnings to net earnings.

Fiscal 2007 third-quarter revenues increased to $410 million, up 4 percent, with advertising revenues increasing 7 percent. We were especially pleased with the growth in advertising revenues in our Publishing Group in the quarter, as well as the rapid increase in online revenues across the company.

Just two years ago, online revenues represented only 1.3 percent of total Company revenues. For fiscal 2007, we anticipate online revenues will nearly triple and represent 3.5 percent of total Company revenues. I will provide more details about our online growth initiatives following my discussion about our two operating groups.

For the nine months, earnings per share grew 19 percent to $2.26, and net earnings increased to $111 million. Core earnings per share grew 17 percent to $2.22 from $1.90 a year ago, and core earnings increased to $109 million from $96 million a year ago. In the second quarter, the Company reported a $0.04 per share charge related to a bankruptcy of a book distributor, which is included in the core earnings per share and core earnings. As I said earlier, Table 1 in our press release includes a reconciliation of core earnings to net earnings. Total revenues increased 3 percent to $1.2 billion, and advertising revenues increased 7 percent to $740 million.

Now, let's review our results, starting with Publishing.

PUBLISHING

For the quarter, Publishing operating profit increased to $64 million from $61 million in the prior year quarter. Revenues increased to $330 million from $319 million in the prior-year quarter. Publishing advertising revenues grew 7 percent.

For the first nine months of fiscal 2007, Publishing operating profit was $146 million. Revenues were $944 million, up slightly from the prior-year period. Advertising revenues increased to $476 million from $467 million in the prior-year period.

Overall magazine advertising revenues increased in the mid-single digits for the third fiscal quarter compared to the prior year. While the previously discussed softness in the parenthood field continued, it abated significantly. And it was more than offset by excellent growth at Better Homes and Gardens, Family Circle, More and our special interest publications. Let me provide some details:

    Our flagship title, Better Homes and Gardens, grew advertising revenue in the mid-single-digits in the quarter. Equally impressive was our ability to increase net revenues per page.

We have made significant enhancements at Better Homes and Gardens in the last year including new sales and editorial leadership, and a redesign that debuted in February 2007. Reader and advertiser response has been quite positive.

    Family Circle continued its excellent performance with double-digit advertising revenue increases for the third consecutive quarter. Advertising revenue is up 20 percent at Family Circle for the first nine months of fiscal 2007 compared to the prior-year period, and net revenues per page have increased as well.

The success at Family Circle - which we acquired from Gruner + Jahr in July 2005 - can be traced back to an enhanced editorial product and outstanding new sales and editorial leadership. Family Circle is emphasizing what it does best - food - along with a new focus on raising "tweens and teens."

    Our special interest publications also reported solid advertising revenue growth, up in the high-single digits for the third quarter of fiscal 2007 compared to the prior year period.
    More magazine continues to be a financial and critical success. Advertising revenues increased nearly 30 percent in the quarter, and net revenues per page increased as well. Advertising revenue is up more than 20 percent at More through the first nine months of fiscal 2007.
    March was a very eventful month at More:
      It was named to Adweek's Hot List of the country's top magazines. You may recall Advertising Age magazine earlier named More its Magazine of the Year;
      It was nominated for the prestigious general excellence award by the American Society of Magazine Editors;
      It was the subject of an extremely positive feature story on CNBC; and
      A Canadian edition of More - produced by a licensee - debuted March 21.

Meredith's women's service field titles increased share in the quarter with 11 percent growth in advertising pages compared to a 5 percent increase for the women's service field category as a whole, according to the latest data from the Publishers Information Bureau.

G+ J Acquisition update

With respect to the brands we acquired from Gruner + Jahr almost two years ago, their financial performance continues to exceed our initial expectations. Fiscal 2007 operating profit is forecasted to grow more than 20 percent overall. These businesses had an overall EBITDA margin in the mid-to-high single-digits when we acquired them. Looking to the intermediate term, we believe that we can improve their EBITDA margin to the mid-to-high teens, which is comparable to most of our legacy magazines.

We have also made good progress transitioning these titles to a more profitable long-term circulation model. The direct-to-publisher component of the subscription file for these titles is nearing 55 percent, compared to 30 percent when they were acquired.

Diversified Publishing Businesses

Turning to our diversified publishing businesses, Meredith Books had one-third fewer new releases in the third quarter of fiscal 2007. This resulted in sharp declines in revenues and profit. Looking at full fiscal 2007, we now expect revenues to be flat and profit to decline, mostly due to the previously reported $3 million charge taken in the second quarter related to the bankruptcy of a book distributor.

Timing issues related to the execution of client programs impacted Meredith Integrated Marketing in the third quarter. However, we expect both revenues and profit to increase more than 20 percent for full fiscal 2007.

Publishing online

Our Publishing Group online properties reported another great quarter. Total online revenues more than doubled, fueled in part by our recent acquisitions of three online marketing firms - O'Grady Meyers, Genex and New Media Strategies. Publishing online advertising revenues grew more than 50 percent.

Monthly average unique visitors at our publishing sites grew 15 percent to 8.3 million, and page views increased 12 percent to more than 120 million compared to a year ago. Online subscriptions also continued to grow at a robust rate. For the first nine months of fiscal 2007, we secured more than 2 million orders, an increase of more than 40 percent over the prior-year period. We are pleased with this growth, which has already surpassed total orders for all of fiscal 2006.

On March 29, we unveiled a new Web 2.0 enhanced version of our popular Better Homes and Gardens web site (www.BHG.com). The redesigned portal features a host of new, highly interactive experiences including our first-ever broadband network - Better.tv.

The redesign provides the site's existing 5 million unique monthly users - mostly women who are passionate about their homes and families - with a comprehensive and in-depth interactive experience.

The new BHG.com includes seven primary content channels that contain features such as streaming video and blogs; design and planning tools; desktop widgets; recipe wikis; and community sharing applications.

To summarize our third quarter Publishing performance:

  We were encouraged by the advertising revenues performance of our magazine business, especially Better Homes and Gardens, Family Circle, More and our special interest publications;

  The titles we acquired from Gruner + Jahr continue to exceed our financial expectations; and

  We posted outstanding growth in our online activities, and expect the re-launch of BHG.com to further broaden our online footprint.

BROADCASTING

Turning to Broadcasting results for the quarter, operating profit was $20 million, up slightly from the year-ago period, and EBITDA was $27 million, up 2 percent. Revenues increased 5 percent to $79 million, with both local and national advertising revenues increasing. The growth in advertising revenues was fueled by the Super Bowl, which was aired this year on CBS and carried by our six CBS stations. During the quarter, Meredith Broadcasting invested a total of more than $1.7 million in news expansions, online enhancements and video initiatives.

For the first nine months of fiscal 2007, Broadcasting operating profit grew 33 percent to $79 million. EBITDA was up 26 percent to $97 million while EBITDA margin was 36.3 percent, compared to 33.3 percent in the prior-year period. Revenues increased 15 percent to $267 million.

Looking at the February 2007 rating book, Meredith Broadcasting continued to enhance its news position with the important adults ages 25-54 demographic:

  Five stations - Atlanta, Portland, Kansas City, Greenville and Las Vegas - posted gains for late newscasts with Kansas City up 46 percent, Atlanta up 29 percent and Greenville up 26 percent;

  Four stations - Phoenix, Portland, Hartford and Las Vegas - posted gains for morning newscasts with Las Vegas up 85 percent and Phoenix up 50 percent; and

  Six stations - Atlanta, Phoenix, Portland, Kansas City, Greenville and Las Vegas - increased sign-on to sign-off ratings with Atlanta and Kansas City both up more than 30 percent.

The results of the February book reflect growth in our local station brands and news programming, which are the keys to attaining higher ratings, increasing market share and generating more revenues. This combination of strong local brand franchises and solid execution of our news content strategies is reflected in the growth we are experiencing in both late and morning news at many of our stations.

Our Cornerstone Program, which capitalizes on the brand strength of our publishing properties to produce proprietary sales programs for our television stations, continues to grow. Revenues delivered by these and related marketing promotions increased nearly 15 percent to $11 million in the quarter, compared to the prior-year period.

Broadcasting online

Turning to our Broadcasting online properties, our web revenues increased more than 60 percent in the quarter compared to the prior-year period.

We operate 14 station-affiliated web sites. They collectively averaged more than 2 million unique visitors each month in the quarter, an increase of 40 percent over the same period last year. Page views were approximately 60 million for the quarter, an 80 percent increase. These users viewed nearly 4 million clips of streaming video and logged approximately 350,000 cell phone page views.

Before wrapping up our discussion on Broadcasting, I want to touch on two areas of heightened interest across the industry: retransmission consent fees and the next political advertising cycle.

Retransmission Consent Fees

During fiscal 2007, we expect retransmission consent fees to total about $5 million, most of which will come from satellite providers. Most of our retransmission agreements with cable providers run through December 2008, and we anticipate no material change in retransmission consent fees until after that date.

Political

Another area which is drawing a lot of interest is political advertising. It is just too early to assess the spending pattern for the next cycle at this time. Two of our markets - South Carolina and Nevada - are currently scheduled to host early Presidential primaries or caucuses. However, speculation that other states may accelerate their primaries makes projections impossible at this point.

In summary, Broadcasting reported another successful quarter:

  We improved our news leadership position in the February ratings book with gains in late news, morning news and sign-on to sign-off ratings;
  We continued our trend of industry-leading growth in local advertising and were pleased to see quarterly growth in national advertising;
  Our Cornerstone Program continued to capture additional local revenues; and
  We expanded our online and video activities, most notably with a move into the broadband channel space which I will now describe.

BROADBAND INITIATIVE

On April 10, we unveiled our first-ever broadband network - Better.tv. It features more than 20 channels of original video content and programming on subjects such as cooking, decorating and health. The network draws on the assets of our extensive portfolio of magazines, television stations, books, special interest publications, websites and live events.

Better.tv's original programming is created at studios in New York, Des Moines, and Portland, OR, by Meredith Video Solutions, our in-house production unit. Programs and videos featured on Better.tv range in length from 2 to 30 minutes. We are monetizing Better.tv through advertising revenues from video commercials, sponsorships, banner advertisements and product integration.

Better.tv is an excellent example on how we are combining the brands and content of our Publishing Group with the production capabilities and expertise of our Broadcasting Group.

Additionally, Better.tv further strengthens our reach with younger women. One of our key strategies is to find new ways to reach the next generation of Meredith consumers - the daughters of Baby Boomer women.

The creation of Better.tv - paired with the re-launch of BHG.com - significantly increases our ability to connect younger women with our trusted brands. It also enables us to expand our digital assets and offerings to marketers eager to reach the wide band of women we serve.

We will continue to be very active in the online and broadband space. This summer, we will launch a new parenthood portal under the Parents.com brand and also unveil a new multi-platform broadband channel, ParentsTV. Both will feature content based on our extensive parenthood portfolio. We are also looking into broadband networks based on brands such as More and Fitness.

OTHER FINANCIAL INFORMATION

With that review of our businesses, let me provide a few financial details. We continue to be a strong generator of free cash flow. In the first nine months of our fiscal year, we generated $125 million of free cash flow, defined as net earnings plus depreciation, amortization and non-cash special items, less capital expenditures.

Our capital expenditures this year will be higher than the usual $25 to $30 million annual range. This is due to approximately $20 million of incremental spending for a new facility for our Hartford television station. We do not envision any other unusual capital expenditures in the foreseeable future.

Unallocated corporate expenses were lower in the quarter due primarily to timing issues. For the full fiscal year, we expect unallocated corporate expenses to approximate $35 million.

We have retired $65 million of debt in the current fiscal year and our cost of funds averages 5.1 percent. We continue to be very comfortably leveraged, and we have repurchased approximately 950,000 shares this fiscal year as part of our ongoing share repurchase program.

OUTLOOK

With that review of our business operations for the past quarter and first nine months, let me turn to our expectations for all of fiscal 2007, including the fourth quarter. At this time, Meredith expects to grow earnings per share approximately 14 percent to $3.26 in fiscal 2007, consistent with guidance we provided throughout the fiscal year.

You may notice that the First Call consensus number for the full year is $3.31.  In our second quarter, we reported a pretax charge of $3 million, or $0.04 per share, to reserve for a doubtful account relating to a bankruptcy filing by book distributor Advanced Marketing Services. That is excluded from the First Call consensus number.  The remaining $0.01 difference is due to rounding.  Fourth quarter earnings per share from continuing operations are expected to approximate $1.04.

Publishing advertising revenues for the fourth fiscal quarter are currently up in the low single-digits led by results at magazines such as Better Homes and Gardens, Family Circle and More partially offset by continued weakness at Meredith's parenthood titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently running down in the mid to high single-digits.

As stated in our press release this morning, a number of uncertainties remain that may affect our outlook for results in the fourth fiscal quarter. These include overall advertising volatility, the performance of the Company's retail businesses, paper prices, and postal rates. These and other uncertainties are also referenced in that press release under the heading "Safe Harbor" and in certain of the Company's SEC filings.

We plan to provide fiscal 2008 guidance concurrent with our presentation at the Mid-Year Media Review in June 2007.

SUMMARY

At Meredith, we have a track record of successfully executing our growth strategies. This has enabled us to deliver outstanding earnings and free cash flow growth. We are committed to continuing to deliver strong financial results, and to increasing shareholder value over time.

Much has been written about the future of magazines and broadcast television in the evolving media landscape. We recently received two pieces of third-party research regarding magazine readership and television viewership that we find quite encouraging:

  According to a study by Mediamark Research, magazine readership has increased 7 percent over the last 10 years, with the fastest growth occurring within the last 5 years; and
  In its most recent report, Nielsen Media Research reported an increase in television viewership for the 2006 broadcast year in comparison to the prior season. Remember, in 2005 Nielsen reported an all-time high in television viewership.

Trends such as these - along with the numerous online and video initiatives ongoing at Meredith - demonstrate that we continue to be extremely well-positioned to provide marketers with access to a highly desirable cross-section of American consumers.

Now, we would be happy to respond to any questions you may have.